                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Union Planters Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                      [UNION PLANTERS CORPORATION LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 17, 1997

Dear Shareholder:

     You are cordially invited to attend this year's Annual Meeting of Shareholders of Union Planters Corporation in the Union Planters Administrative Center, Assembly Room C, Lake Level, 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, at 10 a.m. on April 17, 1997. The Annual Meeting has been called by order of the Board of Directors for the purpose of considering and voting upon:

          1. The election of seven directors;

          2. The ratification of the selection of Price Waterhouse LLP as the independent accountants and auditors for the Corporation;

          3. A proposal to approve amendments to the 1992 Stock Incentive Plan;

          4. The transaction of such other business as may properly come before the meeting.

     In addition, there will be a report on current operations. Holders of the Corporation's Common Shares at the close of business on the record date of February 18, 1997 will be entitled to notice of, and to vote at, the Annual Meeting.

     Whether or not you plan to attend the meeting, please sign, date and promptly return the enclosed proxy. If for any reason you desire to revoke your proxy, you may do so at any time before the voting as described in the accompanying proxy statement.

                                          Very truly yours,

                                          /s/ BENJAMIN W. RAWLINS, JR.
                                          ----------------------------
                                          Benjamin W. Rawlins, Jr.
                                          Chairman and Chief Executive Officer

Approximate Date of Mailing to Shareholders: March 14, 1997

                           UNION PLANTERS CORPORATION
                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     This proxy statement is furnished by the Board of Directors of Union Planters Corporation (the "Corporation") in connection with its solicitation of the enclosed proxy, which will be used in voting at the Annual Meeting of Shareholders of the Corporation to be held in the Union Planters Administrative Center, Assembly Room C, Lake Level, 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, on April 17, 1997 at 10 a.m. (the "Annual Meeting") or any adjournment or adjournments thereof.

     This proxy statement and the enclosed proxy are first being sent to shareholders on or about March 14, 1997.

                                     VOTING

     Only holders of record of common stock of the Corporation (the "Common Stock") at the close of business on February 18, 1997 are entitled to receive notice of, and to vote at, the Annual Meeting. On that date, 65,358,973 shares of Common Stock were issued and outstanding for purposes of the Annual Meeting. Each share of Common Stock is entitled to one vote.

     If a proxy on the accompanying form is properly executed, returned to the Corporation and not revoked, the shares represented by such proxy will be voted in accordance with the instructions set forth thereon. If no instructions are given, the shares represented will be voted for the director nominees named herein, for ratification of the selection of the independent accountants and auditors, and for the proposal to approve amendments to the 1992 Stock Incentive Plan. The Board of Directors at present knows of no other business to be brought before the Annual Meeting. However, persons named in the enclosed proxy will have discretionary authority to vote on the transaction of any other business which may properly come before the Annual Meeting and any adjournment thereof, and will vote the proxies in accordance with recommendations of the Board of Directors.

     A shareholder may attend the Annual Meeting even though he or she has executed a proxy. A proxy may be revoked at any time before it is voted by giving written notice of revocation delivered to the Secretary of the Corporation or by delivering a later dated proxy or by the vote of the shareholder in person at the Annual Meeting.

     The presence in person or by proxy of the holders of a majority in voting power of the Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker nonvotes will be counted as being present or represented at the Annual Meeting for the purpose of establishing a quorum but will not have an effect on the outcome of the vote for Proposals 1, 2, and 3.

     With respect to Proposal 1, assuming the presence of a quorum, directors will be elected based on a plurality of the votes cast. Cumulative voting is not permitted in the election of directors.

     With respect to Proposal 2, assuming the presence of a quorum, the selection of Price Waterhouse LLP will be ratified if the votes cast in favor exceed the votes cast in opposition.

     With respect to Proposal 3, assuming the presence of a quorum, the amendments to the Corporation's 1992 Stock Incentive Plan will be approved if the votes cast in favor exceed the votes cast in opposition.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     The Corporation's Charter provides for not less than seven nor more than twenty-five directors divided into three classes with each class serving a three-year term and one class elected at each annual meeting of shareholders. In addition, the Charter provides that any director elected by the Board of Directors to fill a vacancy (whether or not such vacancy shall have been created by an increase in the number of directors) shall serve only until the next annual meeting of the shareholders.

     At the annual meeting, five directors are to be elected in Class I, each of whose terms will expire at the annual meeting of shareholders to be held in 2000. The Board of Directors has nominated for election in Class I, M. E. Bruce,
J. E. Harwood, S. D. Overton, D. F. Schuppe, and S. L. Wilson. All of the Class I directors currently serve on the Board.

     The Board of Directors has further nominated for election in Class II, E.
H. Bailey, and in Class III, P. S. Lewis, Jr. The Class II and Class III directors' terms will expire at the annual meetings of shareholders to be held in 1998 and 1999, respectively. All the Class II and Class III directors currently serve on the Board.

     The Board of Directors has no reason to believe that any nominee for director will not be available for election. However, if any of the nominees should become unavailable for election, and unless authority is withheld, the holders of the proxies solicited hereby will vote for such other individual(s) as the Board of Directors may recommend.

     The following table gives the indicated information for each nominee and incumbent director and other executive officers who are listed in the compensation tables which follow but are not nominees or incumbent directors:

                                                             SHARES OF COMMON STOCK
                                                               BENEFICIALLY OWNED
                                                             ON FEBRUARY 18, 1997(1)
      NAME AND PRINCIPAL OCCUPATION              DIRECTOR  ---------------------------   PERCENT OF
           FOR PAST FIVE YEARS              AGE   SINCE    DIRECTLY(2)   INDIRECTLY(3)     CLASS
      -----------------------------         ---  --------  -----------   -------------   ----------
CLASS I: DIRECTORS AND NOMINEES
MARVIN E. BRUCE...........................  68     1989       12,500              0            *
  Director and Chairman; CEO from 1973 to
  July 1994, TBC Corporation** (marketer/
  distributor of auto replacement
  products).
ROBERT B. COLBERT, JR.(8).................  75     1984       21,246              0            *
  Retired; Chairman from 1990 to June
  1993, Signal Apparel Co., Inc. (garment
  manufacturing).
JAMES E. HARWOOD..........................  60     1996       41,161         28,975            *
  President, Sterling Equities                                                1,525(4)(5)
  (business management advisory                                               6,802(6)(7)
  service).

                                                             SHARES OF COMMON STOCK
                                                               BENEFICIALLY OWNED
                                                             ON FEBRUARY 18, 1997(1)
      NAME AND PRINCIPAL OCCUPATION              DIRECTOR  ---------------------------   PERCENT OF
           FOR PAST FIVE YEARS              AGE   SINCE    DIRECTLY(2)   INDIRECTLY(3)     CLASS
      -----------------------------         ---  --------  -----------   -------------   ----------
STANLEY D. OVERTON........................  68     1992       28,000            200(4)(5)       *
  Chairman, Union Planters Bank of                                            1,350(7)
  Middle Tennessee, N. A., since July
  1994; Vice Chairman, Union Planters
  National Bank ("UPNB") from March 1992
  to July 1994; Chairman, President and
  CEO of Fidelity Bancshares, Inc. from
  1974 to March 1992.
DONALD F. SCHUPPE.........................  65     1996       12,875              0             *
  DFS Service Company (consulting).
SPENCE L. WILSON(9).......................  54     1996       81,907          1,050             *
  President, Kemmons Wilson, Inc.                                             8,503(6)(7)
  (hotel development and management,
  resort time-sharing, banking, home
  building and subdivision development,
  and private investment).
MILTON J. WOMACK(8).......................  71     1995       50,667         30,001(4)(5)       *
  President, Milton J. Womack, Inc.
  (general contractor); Chairman, Union
  Planters Bank of Louisiana.
CLASS II DIRECTORS AND NOMINEE
ALBERT M. AUSTIN..........................  70     1974       23,036          3,000             *
  Chairman, Cannon, Austin &                                                 12,658(4)(5)
  Cannon, Inc. (real estate).                                                   266(6)(7)
EDGAR H. BAILEY...........................  70     1996      252,207         31,088             *
  Chairman and CEO from 1973 to                                              50,177(4)(5)
  October 1996, Leader Financial                                             59,031(6)(7)
  Corporation; Vice Chairman of the                                           2,493(7)
  Corporation since October 1996.
GEORGE W. BRYAN...........................  52     1986       13,900          1,000(6)(7)       *
  Senior Vice President, Sara Lee
  Corporation (Meat Group Division, meat
  processing and packaging).
C. J. LOWRANCE, III.......................  66     1985       34,981         12,152             *
  President, Lowrance Brothers & Co., Inc.
  (planter).

                                                             SHARES OF COMMON STOCK
                                                               BENEFICIALLY OWNED
                                                             ON FEBRUARY 18, 1997(1)
      NAME AND PRINCIPAL OCCUPATION              DIRECTOR  ---------------------------   PERCENT OF
           FOR PAST FIVE YEARS              AGE   SINCE    DIRECTLY(2)   INDIRECTLY(3)     CLASS
      -----------------------------         ---  --------  -----------   -------------   ----------
MIKE P. STURDIVANT........................  69     1989       98,766         45,946            *
  President, Due West Gin Co., Inc.                                           6,804(6)(7)
  (cotton ginning); Investor, Chairman,
  Executive (various entities).
CLASS III: DIRECTORS AND NOMINEE
PARNELL S. LEWIS, JR......................  49     1996       11,552          4,600            *
  President, Anderson-Tully Company                                             176(4)(5)
  (hardwood lumber products).
JACKSON W. MOORE..........................  48     1986      314,011         20,185            *
  President of the Corporation;                                              65,747(4)(5)
  Chief Operating Officer of the                                              2,638(7)
  Corporation since April 1994.
BENJAMIN W. RAWLINS, JR...................  59     1984      458,374         17,959            *
  Chairman of the Corporation's                                               8,837(7)
  Board; CEO of the Corporation and UPNB;
  Chairman of UPNB from 1986 to November
  1996; Vice Chairman of UPNB since
  November 1996.
V. LANE RAWLINS...........................  59     1992       11,700              0            *
  President, University of Memphis.
RICHARD A. TRIPPEER, JR...................  57     1974      245,720        155,000            *
  President, R. A. Trippeer, Inc.                                            26,624(4)(5)
  (investments).
OTHER NAMED EXECUTIVE OFFICERS
JAMES A. GURLEY...........................  63      --        31,304            374            *
  Executive Vice President of the                                             9,124(7)
  Corporation; Executive Vice President of
  UPNB.
JOHN W. PARKER............................  50      --        60,342          2,682            *
  Executive Vice President and                                                3,542(7)
  Chief Financial Officer of the
  Corporation and UPNB.

                                                             SHARES OF COMMON STOCK
                                                               BENEFICIALLY OWNED
                                                             ON FEBRUARY 18, 1997(1)
      NAME AND PRINCIPAL OCCUPATION              DIRECTOR  ---------------------------   PERCENT OF
           FOR PAST FIVE YEARS              AGE   SINCE    DIRECTLY(2)   INDIRECTLY(3)     CLASS
      -----------------------------         ---  --------  -----------   -------------   ----------
M. KIRK WALTERS...........................  56      --        45,689             60            *
  Senior Vice President, Treasurer,                                           7,161(7)
  and Chief Accounting Officer of the
  Corporation; Senior Vice President of
  UPNB.
DIRECTORS AND EXECUTIVE                                    1,849,938        627,730         3.74%
  OFFICERS AS A GROUP (20 people).........

---------------

  * Less than 1%.
 ** Directorship currently held with a corporation (other than the Corporation) subject to the registration or reporting requirements of the Securities Exchange Act of 1934, or registered pursuant to the Investment Company Act of 1940.
(1) Under applicable SEC rules, "beneficial ownership" of a security means directly or indirectly, through any contract, relationship, arrangement, undertaking or otherwise, having or sharing "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or direct the disposition of such security. Unless otherwise indicated, the securities shown are held with sole voting and investment power. More than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest.
(2) Includes shares, in the amount indicated, as to which the following have the right to exercise options to purchase within 60 days of February 18, 1997:
     A. M. Austin, 10,000; E. H. Bailey, 245,964; M. E. Bruce, 10,000; G. W.
     Bryan, 10,000; R. B. Colbert, 10,000; J. A. Gurley, 2,293; J. E. Harwood, 23,989; P. S. Lewis, 10,000; C. J. Lowrance, 10,000; J. W. Moore, 148,192;
     S. D. Overton, 16,000; J. W. Parker, 27,337; B. W. Rawlins, 194,631; V. L.
     Rawlins, 10,000; D. F. Schuppe, 10,000; M. P. Sturdivant, 10,000; R. A. Trippeer, 10,000; M. K. Walters, 19,298; S. L. Wilson, 39,239; M. J.
     Womack, 10,000; and all directors and executive officers as a group, 826,943.
(3) May include shares (a) owned as trustee; or (b) owned and traded in the name of the spouse, minor children or other relative of the director, or (c) owned by a corporation, partnership or other legal organization in which the director has a substantial beneficial interest.
(4) Shared investment power.
(5) Shared voting power.
(6) No voting power.
(7) No investment power.
(8) R. B. Colbert and M. J. Womack will retire as directors in April 1997.
(9) S. L. Wilson is a brother-in-law of Corporation President J. W. Moore.

     To the knowledge of the Corporation, no persons beneficially owned more than 5% of the outstanding Common Stock as of the record date of February 18, 1997, as determined in accordance with the requirements of the Securities Exchange Act of 1934 and applicable rules promulgated thereunder.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     Among other committees of the Corporation's Board of Directors are the Directors' Audit Committee and the Salary and Benefits Committee. The Board does not have a standing nominating committee or a committee performing similar functions.

     The Directors' Audit Committee, which is currently composed of Messrs. Bruce, Colbert, Lewis, Overton, Rawlins, Schuppe, and Trippeer, held five meetings during 1996. This committee makes recommendations to the Board with respect to the selection of independent accountants; the review and scope of audit arrangements; the independent accountants' suggestions for strengthening internal accounting controls; matters of concern to the Committee, the independent accountants, or management relating to the Corporation's financial statements or other results of the annual audit; the review of internal accounting procedures and controls with the Corporation's financial and accounting staff; the review of the activities and recommendations of the Corporation's general auditor and compliance auditors; and the review of financial statements and other financial information published by the Corporation.

     The Salary and Benefits Committee, which held three meetings in 1996, makes recommendations to the Board of Directors as to the amount and form of officer compensation. A subcommittee of the Salary and Benefits Committee, consisting of the same members, administers the Corporation's 1992 and 1983 Stock Incentive Plans and is authorized to grant stock options and award stock without further approval, except grants to directors. Messrs. Austin, Bruce, Bryan, Harwood, and Sturdivant currently serve as members of the Salary and Benefits Committee.

     The Board of Directors held seven meetings during 1996. Mr. Bryan, because of conflicting schedules, attended less than 75 percent of the aggregate of the meetings held by the Board.

DIRECTORS COMPENSATION

     Directors who are employees of the Corporation or any of its subsidiaries do not receive compensation for service as directors. Directors who are not employees of the Corporation or any of its subsidiaries were each paid fees of $32,500 annually. Compensated directors also receive fees for service on committees of the Corporation's Board in the following amounts: Directors' Audit Committee, $5,000 annually; Salary and Benefits Committee, $3,000 annually; Executive Committee, $1,000 per meeting; and Strategic Planning Committee, $1,000 per meeting.

     Directors of the Corporation who also serve as Directors of subsidiary banks also receive fees for service on committees in the following amounts:
Directors' Loan Committee, $4,000; Community Reinvestment Act Committee, $3,000; Trust Committee, $3,000; and Executive Committee, $500 per meeting.

     Individual directors may, at their option, defer the receipt of directors' fees. Under alternatives available each year from 1987 through 1996, up to 100% of a director's annual board and committee fees were deferrable. Such fees, plus interest, will be paid to the participating director or to his beneficiaries, as applicable, in monthly payments for a maximum ten-year period commencing on the earlier of (a) the death of the director; or (b) the later of (i) age 65, or
(ii) completion of five years' participation in the fee deferral program. Six directors elected to enter into such nonqualified deferred compensation agreements for 1996.

     Directors who are not employees of the Corporation each received a one-time grant of 50,000 nonstatutory stock options in October 1996. Such options were granted at market value and vest in 20% annual increments beginning in April 1997.

        PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     Subject to shareholders' ratification, the Board of Directors has selected Price Waterhouse LLP to be the independent accountants and auditors of the Corporation for the year ending December 31, 1997. Price Waterhouse LLP has served the Corporation in this capacity since 1985. As in the past, a representative of Price Waterhouse LLP is expected to attend the Annual Meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

              PROPOSAL 3: A PROPOSAL TO APPROVE AMENDMENTS TO THE
                           1992 STOCK INCENTIVE PLAN

     The Board of Directors recommends approval of the amendments to the Corporation's 1992 Stock Incentive Plan (the "1992 Plan") which were adopted by the Board effective as of October 17, 1996, subject to the shareholder approval solicited hereby (the 1992 Plan as amended, the "Amended 1992 Plan").

DESCRIPTION OF THE 1992 PLAN AND AMENDMENTS

     The following description is a summary only and is qualified in its entirety by reference to the 1992 Plan and the Amended 1992 Plan.

     (A) PURPOSE. The purpose of the 1992 Plan has been to encourage employees of the Corporation and its subsidiaries to own stock in the Corporation and thereby provide an incentive for them to continue to serve at their highest level of performance. The 1992 Plan has also provided a means through which the Corporation and its subsidiaries may continue to obtain the services of highly talented persons. The Board of Directors believes that the 1992 Plan has proved its value in contributing to the growth of the Corporation and has succeeded in increasing ownership of the Common Stock by key officers of the Corporation and its subsidiaries.

     (B) SUMMARY OF AMENDMENTS. In addition to updating certain 1992 Plan language, the Board of Directors adopted, subject to shareholder approval, substantive amendments which would increase the number of shares of Common Stock available for grant and would allow the Committee to permit deferral of receipt and transfer of Common Stock by Optionee upon exercise of Stock Options.

     (1) INCREASE IN NUMBER OF SHARES AND LIMIT ON SHARES SUBJECT TO
GRANT. Under the 1992 Plan, up to 1,600,000 authorized but unissued shares of Common Stock were available to be issued or delivered on the exercise of nonstatutory and incentive stock options and as restricted stock. In 1995, the Corporation increased the total number of authorized common shares to 100,000,000 and at that time made no amendment to the 1992 Plan to increase the number of shares available under the Plan. This amendment to the 1992 Plan would increase the number of shares of Common Stock which may be issued from 1,600,000 to 6,000,000. These 6,000,000 shares represent approximately 9% of the Common Stock issued and outstanding as of the record date of February 18, 1997. An amendment to the 1992 Plan also would limit the maximum number of shares that may be awarded to any employee to 20% of the total number of shares available for grants under the Amended 1992 Plan.

     As of February 18, 1997, 238,537 shares had been issued as restricted stock grants (see "CERTAIN INFORMATION AS TO MANAGEMENT -- SUMMARY COMPENSATION TABLE"), and options as to 2,208,020 shares for all officers and employees of the Corporation had been granted at option prices ranging from $20.875 to $41.375 per share. As of the same date, options as to 293,610 shares were vested, and options as to 386,418 shares had been exercised.

     The options granted will expire upon the earliest of ten years after the date of grant, termination for cause, one month after termination of employment (other than for cause) for any reason except death or disability, and one year after death or after termination due to disability.

     As of February 18, 1997 and subject to shareholder approval, 3,553,443 common shares were available for future grants under the Amended 1992 Plan.

     (2) DEFERRAL OF RECEIPT FEATURE. If approved by the Corporation's shareholders, this amendment would permit the Stock Option Committee to allow Optionee to defer the issue or transfer of Common Stock which would otherwise be issued or transferred to such Optionee upon exercise of the option. Such deferral would postpone the recognition of taxable income by Optionee and deduction by the Corporation of such taxable amounts.

     (3) TRANSFERABILITY FEATURE. If approved by the Corporation's shareholders, this amendment would permit the Stock Option Committee to grant nonstatutory stock options which, subject to its terms and restrictions, could be transferable from the Optionee to other individuals.

     (C) ADMINISTRATION. Unless otherwise determined by the Board, the 1992 Plan is administered by the Stock Option Committee of the Board of Directors (the "Committee"), which is a subcommittee of the Board's Salary and Benefits Committee. The requirements for eligibility to serve on the Committee have been updated in the Amended 1992 Plan to include the requirements specified by
Section 162(m) of the Internal Revenue Code. Subject to the eligibility and other provisions of the 1992 Plan, the Committee is authorized to determine the recipients to whom options or restricted stock will be granted; the number of shares to be subject to each option or restricted stock grant; the terms upon which, the times at which, and the period within which such options may be acquired and exercised; and the terms and conditions of restricted stock grants. In addition, the Committee is authorized to interpret the 1992 Plan and the written agreements implementing grants, and to take all other action necessary or advisable for the administration of the 1992 Plan. Under the Amended 1992 Plan, the Committee's responsibilities would remain unchanged.

     The Board of Directors may amend or terminate the 1992 Plan, which otherwise will terminate on February 20, 2002. However, the 1992 Plan may not, without shareholder approval, be amended so as to change the aggregate number of shares that may be issued, to change the class of employees eligible to participate, or to increase materially the benefits available to participants. The Board's amendment and termination powers and the scheduled termination date will remain unchanged under the Amended 1992 Plan.

     (D) ELIGIBILITY. Under both the 1992 Plan and the Amended 1992 Plan, nonstatutory stock options, incentive stock options, and restricted stock may be granted to employees of the Corporation and its subsidiaries, and nonstatutory options and restricted stock may be granted to nonemployee directors of the Corporation and its subsidiaries, including members of the Committee; however, directors who are not also full-time employees shall not be eligible to receive Incentive Stock Options.

     The Committee has determined that under the 1992 Plan (and no change is anticipated under the Amended 1992 Plan), eligible recipients of options and restricted stock are executive officers, senior vice presidents in key positions, subsidiary bank presidents, and key senior line managers who are capable of making a substantial contribution to the earnings of the Corporation or to one of its subsidiaries and who are recommended to the Committee by management. However, no employee will be granted more than 20% of the total shares available for grant.

     (E) STOCK OPTIONS. The Committee has been and will be authorized to grant nonstatutory stock options or incentive stock options (although the latter not to nonemployee directors) having a term of not more than ten years from the date of grant at exercise prices not less than the fair market value of the optioned shares at the date of grant. It is expected that under the Amended 1992 Plan, as under the 1992 Plan, options granted will become exercisable on a cumulative basis as to a specified percentage of the shares during the term of the option. The fair market value (determined as of the date the option is granted) of the stock for which incentive stock options may become exercisable by a particular employee during any calendar year may not exceed $100,000. The Committee has been and will be authorized to provide in its discretion for the payment of the exercise price otherwise than in cash, including by delivery of shares of the Corporation's common stock (other than restricted stock) valued at fair market value on the date of exercise, or by a combination of both cash and stock.

     Under the Plan, the Committee is authorized to grant a "Reload Option." A Reload Option means an option granted to an optionee upon surrender of shares of Common Stock in payment of the exercise price upon exercise of the option. The exercise price for any Reload Option is the fair market value at the date the Common Stock is surrendered as payment. Other terms of the Reload Option remain the same as the original option. See "Option/SAR Grants in Last Fiscal Year."

     (F) RESTRICTED STOCK. Under the Amended 1992 Plan, there would be no changes in provisions relating to the granting of restricted stock. A restricted stock grant does not require the payment of any option price by the grantee, but instead calls for the transfer of shares to the grantee subject to forfeiture if conditions prescribed by the Committee, such as continued employment with the Corporation, are not satisfied. The grantee has the right to vote and receive dividends with respect to shares acquired upon the grant of restricted stock, but is not permitted to transfer such shares until the specified conditions have been satisfied.

FEDERAL INCOME TAX CONSEQUENCES

     It is anticipated that the federal income tax consequences of the 1992 Plan, which are summarized below, will not change because of either of the proposed amendments other than the timing of recognition of income by an optionee who elects to defer receipt of shares in connection with the exercise of an option, which also will result in a corresponding deferral of the employer's deduction with respect to the exercise of the option.

     (A) INCENTIVE STOCK OPTIONS. An optionee will not recognize income on the grant of an incentive stock option or on the exercise of such option provided the exercise occurs while the optionee is an employee or within certain statutorily specified periods after termination of employment. Assuming that the option is exercised while the optionee is an employee or during such specified period thereafter, gain or loss from the sale or exchange of shares acquired upon exercise of the option generally will be treated as capital gain or loss, provided that the disposition occurs more than two years after the date of grant of the option and at least one year after the date of exercise (the "required holding period"). Under these circumstances, no deduction will be allowable to the employer in connection with either the grant of such options or the issuance of shares upon the exercise. If the option is exercised after termination of employment and after expiration of the statutorily specified periods, the optionee must recognize income upon exercise under the same rules as discussed below under the caption "Nonstatutory Stock Options."

     In general, if shares acquired by the exercise of the option are disposed of prior to the expiration of the required holding period, the optionee will recognize ordinary income equal to the excess over the exercise price of the lesser of the amount realized or the market value of the shares at the time of exercise. Any gain in excess of ordinary income recognized on the disposition will be capital gain, and any loss will be capital loss. If any optionee recognizes ordinary income as a result of the disposition, his employer will be entitled to a deduction of the same amount.

     The exercise of the option may result in a tax to the optionee under the alternative minimum tax because the excess of the market value of the stock received on the exercise of the option over the exercise price is a "tax adjustment item."

     (B) NONSTATUTORY STOCK OPTIONS. An optionee will not recognize income at the time of the grant of a nonstatutory stock option but will generally recognize ordinary income when the option is exercised, unless Optionee shall request and Committee shall permit deferral of issuance or transfer of Common Stock to the Optionee. In general, the amount of income will be the excess, if any, of the market value of the shares at the time of exercise over the exercise price. If the optionee defers the option gain, the optionee will not recognize income until the end of the deferral period. To defer the option gain, the optionee is required to use stock to pay the exercise price of the option. Upon exercise, only "nonprofit" shares (shares with a fair market value equal to the exercise price) will be transferred to the optionee. The optionee will not recognize income at the time of exercise. The remaining shares, which will be delivered to the optionee at the end of the deferral period, will be taxable as ordinary income at the time such shares are transferred. The amount of income will be the fair market value of the shares on the date of transfer.

     When income is recognized by an optionee in connection with the exercise of the option, the optionee's employer will be entitled to a deduction, in the amount of income so recognized by the optionee, for the employer's taxable year in which the option is exercised.

     (C) USE OF SHARES TO EXERCISE OPTION. Special rules govern the tax treatment of the use of stock to pay for an incentive stock option or nonstatutory stock option.

     (D) RESTRICTED STOCK. A grantee of shares of restricted stock under the 1992 Plan is not required to include the value of such shares in ordinary income until the first time his rights in the shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, unless he elects to be taxed on receipt of the shares. In either case, the amount of income will be the excess of the market value of the stock at the time the income is recognized (determined without regard to any restriction other than a restriction which by its terms will never lapse) over the amount paid for the stock. The grantee's employer will be entitled to a deduction, in the amount of income recognized by the grantee.

     (E) SUMMARY NOT CONTROLLING. The statutes governing the tax treatment of stock options, restricted stock, and stock acquired by the exercise of options are quite technical. The above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations. The tax consequences under state laws may not be the same as under federal laws.

CERTAIN ACCOUNTING CONSEQUENCES

     In October 1995, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 "Accounting for Stock-Based Compensation" ("FAS No. 123"). This statement defines a fair value-based method of measuring and recording compensation cost associated with employee stock compensation plans. Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award and is recognized in income over the service period. FAS No. 123 encourages adoption of this method of accounting; however, it also allows an entity to continue to measure compensation cost using the method of accounting prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25"). Entities electing to continue using the accounting method in APB No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value-based method prescribed under FAS No. 123 had been applied. The Corporation has elected to use this approach. Under APB No. 25, the grant or exercise of stock options does not result in a charge against the Corporation's earnings as long as the exercise price is not less than 100% of the fair market value of the Common Stock.

     Restricted stock will require a charge to earnings representing the value of the benefit conferred, which, in the case of restricted stock, may be spread over the restrictive period. Such charge is based on the market value of the shares transferred at time of issuance.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF AMENDMENTS TO THE 1992 STOCK INCENTIVE PLAN.

                      CERTAIN INFORMATION AS TO MANAGEMENT

     The following table contains information concerning the compensation received by the Corporation's Chief Executive Officer ("CEO") and the four most highly compensated executive officers of the Corporation in the three fiscal years ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION(1)
                                                         ---------------------------------------------------
                                                                             SECURITIES
                               ANNUAL COMPENSATION         RESTRICTED        UNDERLYING         ALL OTHER
         NAME AND           --------------------------   STOCK AWARDS($)   OPTIONS/SARS(#)   COMPENSATION($)
    PRINCIPAL POSITION      YEAR  SALARY($)   BONUS($)    (SEE NOTE 2.)     (SEE NOTE 3.)     (SEE NOTE 4.)
    ------------------      ----  ---------   --------   ---------------   ---------------   ---------------
B. W. Rawlins, Jr.          1996   590,000    443,000       3,157,000          458,048           11,681
  Chairman of the Board     1995   510,000    382,500              --           61,685           10,798
  and CEO of Corporation    1994   480,000    100,000              --          109,263           15,760
  and Vice Chairman and
  CEO of UPNB
J. A. Gurley                1996   144,000     43,000              --           10,443           13,876
  Executive Vice President  1995   140,000     21,000              --            1,500           12,903
  of Corporation and UPNB   1994   137,450     15,000              --            1,500           12,474
J. W. Moore                 1996   380,000    285,000       2,367,750          190,366            9,559
  President and Chief       1995   320,000    240,000              --           50,149            8,871
  Operating Officer of      1994   290,000     60,000              --            5,000           13,417
  Corporation
J. W. Parker                1996   200,000     96,000         789,250           72,660           12,204
  Executive Vice President  1995   175,000     70,000              --            8,965           11,575
  and CFO of Corporation    1994   166,004     35,000              --            8,563           12,035
  and UPNB
M. K. Walters               1996   165,000     80,000         394,625           39,885           12,579
  Senior Vice President,    1995   135,000     54,000              --           10,298            9,584
  Treasurer, and Chief      1994   121,917     35,000              --            6,704            9,196
  Accounting Officer of
  Corporation and Senior
  Vice President of UPNB

---------------

(1) The Corporation maintains two "Long Term Incentive Plans" that were approved by shareholders in 1983 and 1992.
(2) Restricted shares were granted to the named executives in 1996 under the "Long Term Incentive Plan" approved by shareholders in 1992. The value of shares vesting in 1996 was zero. Shares may vest over 12 years in annual amounts of 7,333; 5,500; 1,833; and 916 shares, respectively, for the named executives and are subject to forfeiture for certain conditions. All shares not forfeited will earn dividends to the extent dividends are paid on common shares. Should all shares have been fully vested in 1996, and based on December 31, 1996 market value, the aggregate value for each executive would have been $3,432,000; $2,574,000; $858,000; and $429,000, respectively, for the named executives. The value of shares vesting each year may vary. The restricted stock awards in 1996 represent one-time awards made for overall performance over the past five years including successful completion of several key acquisitions and to ensure their continued employment with the Corporation.
(3) Shares acquired pursuant to option exercise must generally be held three years or any profits must be paid to the Corporation. The Corporation does not grant SARs.
(4) "All Other Compensation" for 1996 consists of the following various components. Employee stock ownership plan contributions on behalf of the employees as follows: $5,454, B. W. Rawlins; $5,236, J. A. Gurley; $5,454,
     J. W. Moore; $5,454, J. W. Parker; and $5,454, M. K. Walters. 401(k) plan contributions on behalf of the same employees, respectively, are as follows: $6,227; $8,640; $4,105; $6,750; and $7,125.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                         -----------------------------------------------
                           NUMBER OF      % OF TOTAL
                          UNDERLYING     OPTIONS/SARS
                         OPTIONS/SARS     GRANTED TO
                          GRANTED (#)    EMPLOYEES IN     EXERCISE OR                        GRANT DATE VALUE(5)
         NAME                 (2)        FISCAL YEAR    BASE PRICE($/SH)   EXPIRATION DATE           ($)
         ----            -------------   ------------   ----------------   ---------------   -------------------
B. W. Rawlins, Jr.           87,707(3)       28.3%           30.875           02-15-06              625,351
                              7,463(1)                       30.75            01-17-99               30,598
                             15,853(1)                       30.75            02-28-01               84,496
                             34,779(1)                       30.75            05-20-03              222,238
                              7,764(1)                       30.75            02-08-04               51,864
                             27,931(1)                       30.75            05-27-04              189,093
                              3,821(1)                       30.75            02-20-05               26,900
                              6,604(1)                       34.75            01-17-99               28,529
                             14,028(1)                       34.75            02-28-01               89,499
                             30,776(1)                       34.75            05-20-03              243,746
                              6,870(1)                       34.75            02-08-04               57,502
                             24,716(1)                       34.75            05-27-04              211,569
                              3,381(1)                       34.75            02-20-05               30,395
                             10,355(1)                       34.75            04-26-05               93,816
                            176,000(4)                       35.875           10-18-06            1,705,440
J. A. Gurley                  3,881(3)         .6%           29.75            01-23-06               26,701
                                922(1)                       39.25            01-21-03                7,994
                              4,733(1)                       39.25            07-14-03               42,692
                                608(1)                       39.25            02-08-04                5,733
                                299(1)                       39.25            02-20-05                3,014
J. W. Moore                  58,366(3)       11.8%           30.875           02-15-06              416,150
                            132,000(4)                       35.875           10-18-06            1,279,080
J. W. Parker                  7,002(1)        4.5%           31.375           09-03-97               23,037
                             13,882(3)                       29.75            01-23-06               95,508
                             44,000(4)                       35.875           10-18-06              426,360
                              7,776(1)                       39.875           09-03-97               21,540

                                        INDIVIDUAL GRANTS
                         -----------------------------------------------
                           NUMBER OF      % OF TOTAL
                          UNDERLYING     OPTIONS/SARS
                         OPTIONS/SARS     GRANTED TO
                          GRANTED (#)    EMPLOYEES IN     EXERCISE OR                        GRANT DATE VALUE(5)
         NAME                 (2)        FISCAL YEAR    BASE PRICE($/SH)   EXPIRATION DATE           ($)
         ----            -------------   ------------   ----------------   ---------------   -------------------
M. K. Walters                 8,392(3)        2.5%           29.75            01-23-06               57,737
                                785(1)                       30.75            01-21-03                4,906
                                776(1)                       30.75            02-08-04                5,184
                                764(1)                       30.75            02-20-05                5,379
                              2,082(1)                       34.75            01-21-03               16,136
                                733(1)                       34.75            07-12-03                5,864
                              1,374(1)                       34.75            02-08-04               11,500
                              2,303(1)                       34.75            06-01-04               19,714
                                676(1)                       34.75            02-20-05                6,077
                             22,000(4)                       35.875           10-18-06              213,180

---------------

(1) Options granted in 1996 as reload options on exercises where shares were used as the consideration for the exercise. The reload options carry the same term as the option which was exercised. Reload options vest six months after the grant date.
(2) Generally, options may not be granted at less than the fair market value of the underlying shares on the date of grant, and will expire upon the earliest of ten years after the date of grant, termination for cause, one month after termination of employment (other than for cause) for any reason except death or disability, and one year after death or after termination due to disability. Already owned shares of stock may be used as the consideration for exercise of the option, and a reload option will generally be granted in such cases. Generally, except in the event of involuntary termination or termination due to disability, death or retirement, shares acquired by option exercise must be held at least three years or any profits from sale must be repaid to the Corporation. All options granted in 1996 have an exercise price equal to the underlying stock's fair market value on the grant date.
(3) Options granted in 1996 which vest 1/3 twelve months after the date of grant, an additional 1/3 24 months after the date of grant and the final 1/3 36 months after the date of grant.
(4) Options granted in 1996 which vest 1/3 six months after the date of grant, an additional 1/3 18 months after the date of grant, and the final 1/3 30 months after the date of grant.
(5) Present values were calculated using the Black-Scholes option pricing model. The model is a mathematical formula which is widely used and accepted for valuing traded stock options. There is no assurance that the values generated by the model will actually be realized. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price at the date of exercise. The model was applied using the individual grant dates and the exercise price and fair market value of the Corporation's Common Stock on the grant date. It also assumed: (i) a risk-free rate of return based on the yield on a U. S. Government Zero Coupon bond with a term equal to the term of the stock grant which ranged from 5.09% to 7.09%; (ii) stock price volatility calculated using weekly closing prices of the Common Stock of the Corporation for a one-year period ending on the grant date which ranged from 15.44% to 19.51%; (iii) a constant dividend yield on the respective grant dates based on the quarterly cash dividend rate per share paid by the Corporation on its Common Stock; and (iv) that the options would be exercised on the final day of their ten-year term. No discount from the theoretical value was taken to reflect the one-year waiting period prior to vesting, the restrictions on the transfer of the options, and the likelihood that the options will be exercised in advance of the final day of their term.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                    NUMBER OF
                                                                   SECURITIES           VALUE OF
                                                                   UNDERLYING          UNEXERCISED
                                                                   UNEXERCISED        IN-THE-MONEY
                                         SHARES                    FY-END (#)         FY-END ($)(2)
                                      ACQUIRED ON      VALUE     ---------------   -------------------
                                        EXERCISE      REALIZED    EXERCISABLE/        EXERCISABLE/
                                         (#)(1)         ($)       UNEXERCISABLE       UNEXERCISABLE
NAME                                 --------------   --------   ---------------   -------------------
B. W. Rawlins, Jr..................     222,435       $929,637       --/406,561           --/2,398,440
J. A. Gurley.......................       9,755       $125,309       --/ 11,943           --/   58,962
J. W. Moore........................          --             --   80,570/221,497    1,235,719/1,377,803
J. W. Parker.......................      18,827       $148,604    6,044/ 68,658        81,317/ 312,034
M. K. Walters......................      10,862       $ 44,841       --/ 40,560            --/ 222,965

---------------

(1) Shares acquired pursuant to option exercise must generally be held three years or any profits must be paid to the Corporation. During the restriction period, shares may be used to exercise an option or to satisfy tax withholding requirements on option exercises.
(2) Value is calculated as the difference between the closing market price of a share of Common Stock on December 31, 1996 ($39.00 per share) and the exercise price of the options. No value is reported if the exercise price of the options exceeded the market price of a share of Common Stock on December 31, 1996.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE OF CONTROL
ARRANGEMENTS

     The Corporation is a party to employment agreements with B. W. Rawlins, Jr., and J. W. Moore. Those employment agreements, originally effective as of December 1, 1989, provide for minimum base salaries for Mr. Rawlins and Mr. Moore of $290,000 and $190,000, respectively, and entitle Messrs. Rawlins and Moore to receive certain other employee benefits and participate in incentive bonus, stock option, and deferred compensation plans.

     On December 31 of each year the terms of such contracts are automatically extended for one year unless the Corporation notifies the officer within 60 days prior to the applicable December 31 date. If the Corporation chooses not to extend an agreement, the officer may either remain until the end of the term of his agreement, or may choose to terminate the agreement and be paid an amount equal to: for Mr. Rawlins, three times the sum of; and for Mr. Moore, two and one half times the sum of; his then current base pay and an amount equal to his incentive bonus for the prior year. In either case, all options or grants issued to the officer by the Corporation will immediately vest and be exercisable. If termination of employment is for cause, the officer will be provided base pay through the date of termination, and all options held will vest and become exercisable. If termination of employment is due to death or disability, the officer will be paid an amount equal to: for Mr. Rawlins, three times the sum of; and for Mr. Moore, two and one half times the sum of; his then current base pay and an amount equal to his incentive bonus for the prior year. All options or grants held will immediately vest and become exercisable.

     These employment agreements also provide that in the event of a substantial change in the control of the Corporation or UPNB, including by acquisition or merger, these officers will have the option to extend the terms of their employment agreements. In such event, the officers may choose a renewal term, beginning on the later of the date of the renewal notice or the date of the change in control as follows: B. W. Rawlins, Jr., three years; and J. W. Moore, two and one half years. Upon acceptance of a renewal term, any remaining period of the then current term of the employment agreement will be canceled.

     In the event of a substantial change in control, during the extended renewal term, the officer may resign without penalty, after giving ninety days written notice, and receive a lump-sum payment (increased to ensure that no tax liability is incurred by the officer) consisting of the sum of the officer's current annual base pay and an amount equal to his incentive bonus for the last year, multiplied by the remaining year(s) or fractional part thereof of his renewal term. In addition, the officer will have the right to elect either a cash lump sum from the Corporation equal to the "spread" between the exercise price of options held as of the date of termination notice and the closing trade price on the New York Stock Exchange (the "NYSE") as of the same date, or alternatively, full vesting of all options held, with the right to exercise the options within a two-year period from the date of election.

COMPENSATION COMMITTEE REPORT

     The Salary and Benefits Committee (the "Committee") is composed of five directors who are not employees of the Corporation or any of its subsidiaries. The Committee makes recommendations to the Board of Directors as to the amount and form of executive officer compensation, and is responsible for granting stock options and restricted stock.

  Pay Philosophy

     The compensation programs of the Corporation are designed to align compensation with business objectives and performance, and to enable the Corporation to attract, retain and reward executives who contribute to the long-term success of the Corporation. The Committee believes that executive pay should be linked to performance. Therefore, the Corporation provides an executive compensation program which includes base pay, annual cash bonus and long-term incentive opportunities through the use of stock options and restricted stock.

     Section 162(m) of the Code imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its five most highly compensated executive officers. While the Committee cannot predict with certainty how the Corporation's compensation might be affected, the Committee tries to preserve the tax deductibility of all executive compensation while maintaining flexibility with respect to the Corporation's compensation programs as described in this report. Consistent with this intention, the Committee has established the Union Planters Corporation Senior Management Performance Incentive Plan and the Board of Directors has approved, subject to shareholder approval, amendments to the 1992 Stock Incentive Plan. Awards under the Performance Incentive Plan and option grants under the Amended 1992 Plan are intended to qualify as performance-based compensation as defined under Section 162(m) of the Code.

  Base Salary

     Base salary is set annually based on job-related experience, individual performance and pay levels of similar positions at about twenty peer financial institutions. The Corporation targets base pay at the 50th percentile of peer base pay. In determining compensation at peer financial institutions, the Corporation analyzes information from independent surveys. The surveys, which do not necessarily include the same financial institutions as included in the NYSE financial indicator (used in the performance graph), are chosen based on similarity of the surveyed financial institutions to the Corporation in terms of size, geographic region, scope of services, and return on assets/return on equity. In 1996, base salary of the named executive officers was generally at the target based on peer analysis.

  Annual Bonus

     The Corporation maintains an annual incentive plan that is based on the achievement of certain return on equity (ROE) targets established by the Salary and Benefits Committee plus individual performance of participating executives.

     First, the plan establishes three ROE target levels; target levels vary between corporate executives and bank-level management. Each ROE target level has a corresponding bonus potential, calculated as a percentage of base salary, which is based upon a participant's level and scope of responsibility within the Corporation. The bonus potential is based on target bonus levels as reported by the same peer financial institutions used in analyzing base salary.

     If actual ROE performance is within the ROE targets established by the Salary and Benefits Committee, the plan calculates a midpoint bonus based on the target percentage of base salary that corresponds with actual ROE performance. During 1996 ROE performance met or exceeded the ROE targets established by the Committee. With respect to participating executives other than the CEO and the COO, the CEO then has discretion to increase or decrease the actual bonus by up to 50% based on an executive's actual performance. With respect to the CEO and the COO, the Committee has discretion only to decrease the actual bonus payment.

  Long-term Incentives

     In order to link the interests of the Corporation's shareholders and senior management, the Corporation maintains a stock incentive plan. Stock options and restricted stock may be granted under the plan. Awards are based on position and individual performance. Among other conditions, stock options and restricted stock are granted subject to a vesting schedule. Options may be exercised after vesting. However, to encourage long-term share retention, shares acquired pursuant to option exercise must generally be held at least three years, or any profits from sale must be repaid to the Corporation.

     For 1996, options and restricted stock were granted to the executive officers based on their positions and a subjective assessment of individual performances. Generally, long-term incentive awards are targeted between the 50th and 75th percentiles of the competitive market. The Corporation utilizes the same surveys and peer financial institutions as used in analyzing base salary and takes into consideration options and restricted stock that have already been granted.

  1996 Compensation for the Chief Executive Officer

     Many of the same philosophies used in determining compensation for officers of the Corporation are used in determining compensation for Mr. Rawlins. The Committee establishes each element of Mr. Rawlins' pay based on his achievement of specific business objectives. These objectives are based upon specific financial and nonfinancial goals. No specific weighting or formula is used to determine levels of compensation. Additionally, the Committee takes into consideration an analysis of compensation at the peer financial institutions used to review compensation of other officers of the Corporation.

  Base Salary

     The Committee increased Mr. Rawlins' base salary for the year 1996 from $510,000 to $590,000 which represented about a 16% increase. This level positioned his base salary at the 50th percentile of peer financial institutions.

  Annual Bonus

     The Committee determines the chief executive officer's annual bonus based upon his performance relative to business objectives established at the beginning of the year and specific corporate ROE targets. The Corporation's actual ROE for 1996 exceeded the ROE targets previously established by the Committee. Based on 1996 performance, the Committee decided to award Mr. Rawlins $443,000.

  Long-term Incentives

     For 1996, the Committee awarded 87,707 options to Mr. Rawlins as part of the Corporation's annual granting program. The value of this long-term award alone, and the value of this award plus base salary and the annual bonus, position the chief executive officer above the 50th percentile but below the 75th percentile of competitive compensation for peer financial institutions. The Committee also made a one-time award to Mr. Rawlins of restricted stock which vests over twelve years at 7,333 shares per year and a stock option grant of 176,000 shares.

                                          SALARY AND BENEFITS COMMITTEE

                                               Marvin E. Bruce, Chair
                                               Albert M. Austin
                                               George W. Bryan
                                               James E. Harwood
                                               Mike P. Sturdivant

PERFORMANCE GRAPH

     The following graph sets forth the Corporation's cumulative total shareholder return (assuming reinvestment of dividends) as compared to the S&P 500 and the NYSE Financial Indicator over a five-year period beginning December 31, 1991.

     Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

The chart contains the following points plotted on a performance graph:

                                      December 31
                 ---------------------------------------------------------------
                 1991       1992        1993       1994        1995       1996
                 ----       ----        ----       ----        ----       ------
Union Planters   100.00     174.16      185.66     160.04      235.35     320.40

S & P 500        100.00     107.61      118.41     120.01      164.95     202.73

NYSE Financial
  Indicator      100.00     116.30      125.56     113.39      158.82     203.36




EXECUTIVE BENEFIT PLANS

     The Corporation maintains two executive benefit plans for selected management employees. Eligibility is determined by the Salary and Benefits Committee, which is also responsible for administering the plans.

     The supplemental retirement plan provides a retirement income benefit at age 62 equal to a percentage of final total cash compensation. The benefit can be paid in either an equivalent lump sum amount or in annual/monthly installments. The plan is nonqualified and unfunded, and the amounts payable thereunder are not offset for social security or other amounts.

     Currently, only the executive officers identified in the Summary Compensation Table participate in the supplemental retirement plan. Supplemental annual retirement benefits payable under the plan at age 62 are equal to 65% of the average of executive's final three years of salary and bonus. The annual supplemental retirement benefit under the plan is reduced 6% per year for early retirement after age 55 but before age 62. In addition, annual supplemental retirement benefits generally vest at 65% following termination upon a change in control as defined in the plan based on projected three-year average total compensation.

     The deferred compensation plan allows participants to defer a portion of their cash compensation into a nonqualified savings plan. The plan credits interest annually equal to the greater of 120% of the mid-term Applicable Federal Rate or the Union Planters Corporation common stock total investment return. In addition, the Corporation matches amounts deferred with a 25% company contribution. The plan returns the compensation deferred plus interest earned upon termination of employment or earlier if otherwise elected by the participant.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     During 1996 some of the directors and officers of the Corporation, and other persons and entities with which they are affiliated, were customers of, and had in the ordinary course of business banking transactions with, the Corporation's subsidiary banks. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than the normal risk of collectibility or present other unfavorable features. Such loans aggregated approximately 3% of shareholders' equity as of December 31, 1996.

     Included in related-party loans is a $5.5 million loan made in 1986 to a partnership in which S. L. Wilson, a director and brother-in-law of J. W. Moore, is a partner. Mr. Wilson was not a director of the Corporation and Mr. Moore was not an executive officer at the time the loan was made. The loan was structured as a nonrecourse tax-exempt loan as part of a real estate workout of a problem credit originally made in 1983 by one of the Corporation's subsidiary banks to an unrelated borrower. The workout loan was made in the ordinary course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions. The tax-exempt loan bears interest at a rate of 6 1/2% per annum and is nonrecourse except for a guaranty of $500,000 of the aggregate principal amount. The loan has performed as required over the past ten years; however, during 1996 because of significant depreciation in the value of the collateral, the loan was written down by $2 million and the remaining $3.4 million balance was placed on nonaccrual status, although the loan is not in default. Management anticipates that the borrowers will perform on all their personal obligations under the terms and conditions of the loan and other arrangements.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers and directors are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms filed. Based solely upon review of copies of such forms, or written representations that there were no unreported holdings or transactions, the Corporation believes that for the most recent fiscal year all Section 16(a) filing requirements applicable to its officers and directors were complied with on a timely basis, except that P. S. Lewis, Jr., failed to file on a timely basis an initial statement of beneficial ownership on Form 3.

                            SOLICITATION OF PROXIES

     Some of the Corporation's directors and officers who will receive no additional compensation may solicit proxies in person, and by telephone, telegraph, telecopier, facsimile, and mail from brokerage houses and other institutions, nominees, fiduciaries and custodians, who will be requested to forward the proxy materials to beneficial owners of the Common Stock. The Corporation will, upon request, reimburse such intermediaries for their reasonable expenses in forwarding proxy materials but will not pay fees, commissions, or other compensation.

     To assist in the proxy solicitation by the Board of Directors, the Trust Division of UPNB has been retained. Trust Division management is expected to communicate in person, or by telephone, telegraph, telecopier, facsimile, or mail with those shareholders who have not responded within a reasonable time to urge such shareholders to sign and return their proxies. The cost of solicitation of proxies will be borne by the Corporation.

                             SHAREHOLDER PROPOSALS

     Any shareholder proposals intended to be presented at the Corporation's 1998 Annual Meeting of Shareholders must be received in writing by the Corporation at the corporate offices no later than November 12, 1997.

                           ANNUAL REPORT AND EXHIBITS

     The Corporation's Annual Report to Shareholders is enclosed with this proxy statement. The following section of Part I of the Annual Report on Form 10-K, submitted to the Securities and Exchange Commission, is hereby incorporated by reference into this proxy statement: "Executive Officers of the Registrant." Neither the Annual Report to Shareholders nor the Form 10-K is to be considered proxy-soliciting material except to the extent expressly incorporated by reference herein.

     ANY SHAREHOLDER WHO WISHES TO OBTAIN A COPY, WITHOUT CHARGE, OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1996, WHICH INCLUDES FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, WHICH IS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY CONTACT THE CORPORATE MARKETING DIVISION, AT P. O. BOX 387, MEMPHIS, TENNESSEE, 38147, OR AT TELEPHONE NUMBER 901/580-6604.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ E. J. House, Jr.
                                          --------------------
                                          E. J. House, Jr.
                                          Secretary

Memphis, Tennessee
March 14, 1997

PLEASE MARK, DATE, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY STILL VOTE IN PERSON, SINCE THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY DELIVERING TO THE SECRETARY OF THE CORPORATION A WRITTEN REVOCATION OF THE PROXY.

                                   EXHIBIT A

                           UNION PLANTERS CORPORATION
                            1992 STOCK INCENTIVE PLAN
                           AS AMENDED OCTOBER 17, 1996


1. Definitions. In this Plan, except where the context otherwise indicates, the following definitions apply:

         a) "Agreement" means the written agreement implementing a grant of an Option or an Award of Restricted Stock under the Plan.

         b)       "Board" means the Board of Directors of the Company.

         c)       "Code" means the Internal Revenue Code of 1986, as amended.

         d) "Committee" means the committee referred to in Section 3. Unless otherwise determined by the Board, the Stock Option Committee of the Board shall be the Committee.

         e) "Common Stock" means the authorized but unissued common stock, par value $5, of the Company.

         f)       "Company" means Union Planters Corporation.

         g) "Date of Exercise" means the date on which the Company receives notice pursuant to Section 7 of the exercise of an Option.

         h) "Date of Grant" means the date on which an Option or Restricted Stock is granted or awarded by the action of the Committee.

         i) "Director" means any person who is a director of the Company or any Subsidiary.

         j)       "Director-Employee" means an Employee who is also a Director.

         k) "Employee" means any person determined by the Committee to be an employee of the Company or any Subsidiary, including officers, Directors, and Director-Employees.

         l) "Fair Market Value" of a share of Common Stock means the amount equal to the closing price for a share of Common Stock on the New York Stock Exchange as reported in THE WALL STREET JOURNAL or, if the Common Stock is not traded on the New York Stock Exchange, then the Fair Market Value of such Common Stock as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose.

         m) "Incentive Stock Option" means an Option that qualifies as an Incentive Stock Option under Section 422 of the Code.

         n) "Nonstatutory Stock Option" means an Option which is not an Incentive Stock Option.

         o) "Officer" means any person who is an officer of the Company or any Subsidiary.

         p) "Option" means the right to purchase from the Company a specified number of shares of Common Stock, which right shall be designated as either an Incentive Stock Option or a Nonstatutory Stock Option.

         q) "Optionee" means an Employee to whom an Option or Restricted Stock has been granted or awarded.

         r) "Option Period" means the period during which an Option may be exercised.

         s) "Option Price" means the price per share at which an Option may be exercised.

         t)       "Plan" means the Union Planters Corporation 1992 Stock
                  Incentive Plan.

         u) "Reload Option" means an Option granted to an Optionee upon the surrender of shares of Common Stock in payment of an Option Price upon the exercise of an Option. The Option Price for any Reload Option shall be the Fair Market Value at the date the Common Stock is surrendered as payment pursuant to
                  Section 3(d) (iv). Other terms of the Reload Option shall be the same as contained in the Option Agreement relating to the Option exercised.

         v) "Restricted Stock" means shares of Common Stock awarded pursuant to the provisions of Section 11.

         w) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         x) "Subsidiary" means a corporation of which at least 50 percent of the total combined voting power of all classes of stock is held by the Company, either directly or through one or more other Subsidiaries.

2. PURPOSE. The purposes of the Plan are: (1) to encourage stock ownership by management and other key Employees in order to closely associate their interests with the Company's shareholders by reinforcing the relationship between Plan participants' rewards and shareholder gains;
         (2) to maintain competitive compensation levels in order to continue to attract highly talented persons; and (3) to provide an incentive to management and other key Employees for continuous employment with the Company or its Subsidiaries.

3. ADMINISTRATION The Plan shall be administered by the Committee, which shall be appointed by the Board and consist of no fewer than three disinterested members of the Board who (i) for at least one year prior to serving on the Committee have not received, and who shall not during their tenure on the Committee receive, any grant of stock options or rights pursuant to the Plan or any other plan of the Company, except as may be permitted for disinterested administrator status under Exchange Act Rule 16b-3, and (ii) is not a current employee of the Company, is not a former employee who receives compensation for prior services (other than under a tax-qualified retirement plan), has not been an officer of the Company, and does not receive remuneration from the Company in any capacity other than as a director in accordance with the requirements of Section 162(m) of the Code. The Board shall have the power to fill vacancies on the Committee or to replace members of the Committee with other members of the Board at any time. In addition to any other powers granted to the Committee, it shall have the following powers subject to the express provisions of the Plan:

         a) subject to the provisions of Sections 4, 6, and 11, to determine in its sole discretion the Employees to whom Options or Restricted Stock shall be granted or awarded under the Plan, the number of shares which shall be subject to each Option or Restricted Stock grant, the terms upon which, the times at which, and the periods within which such Options may be acquired and exercised, and the terms and conditions of Restricted Stock awards;

         b) to grant Options to, and to award Restricted Stock to, Employees selected by the Committee in its sole discretion;

         c) to determine all other terms and provisions of each Agreement, which need not be identical;

         d) without limiting the foregoing, to provide in its sole discretion in an Agreement:

                  i) for an agreement by the Optionee to render services to the Company or a Subsidiary upon such terms and conditions as are specified in the Agreement, provided that the Committee shall not have the power to commit the Company or any Subsidiary to employ or otherwise retain any Optionee;

                  ii) for restrictions on the transfer, sale, or other disposition of Common Stock issued to the Optionee upon the exercise of an Option or for other restrictions permitted by Section 11 with respect to Restricted Stock;

                  iii) for an agreement by the Optionee to resell to the Company, under specified conditions, Common Stock issued upon the exercise of his Option or awarded as Restricted Stock; and

                  iv) for the payment of the Option Price upon the exercise of an Option otherwise than in cash, including without limitation by delivery (including constructive delivery) of shares of Common Stock (other than Restricted Stock) valued at Fair Market Value on the Date of Exercise of the Option, or by a combination of cash and shares of Common Stock;

                  v) for the automatic issuance of a Reload Option for the same number of shares delivered as payment (or partial payment) of the Option Price as provided in
                           Section 3(d)(iv) above and, to the extent authorized by the Committee, for the number of shares used to satisfy any tax withholding requirement incident to the exercise of an Option as provided for in Section
                           12. The number of shares covered by a Reload Option shall not exceed (1) the number of shares, if any, surrendered as payment or (2) the number of shares remaining available for granting under the Plan, whichever shall be less. No Reload Options shall issue to an Optionee who exercises any Option pursuant to the terms of this Plan following termination of his employment.

         e)       to construe and interpret the Agreements and the Plan;

         f) to require, whether or not provided for in the pertinent Agreement, of any person acquiring or exercising an Option or acquiring Restricted Stock, at the time of such exercise or acquisition, the making of any representations or agreements which the Committee may deem necessary or advisable in order to comply with the securities and tax laws of the United States or of any state; and

         g) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

                  Any determinations or actions made or taken by the Committee pursuant to this Section shall be binding and final.

4. ELIGIBILITY. Participants in the Plan shall be selected by the Committee from key Employees occupying responsible managerial or professional positions and who have the ability to make a substantial contribution to the success of the Company. In making this selection and in determining the form and amount of grants and awards, the Committee shall consider any factors deemed relevant, including the individual's functions, responsibilities, value of services to the Company or to its Subsidiaries, and past and potential contributions to the Company's profitability and sound growth. Members of the Committee shall not be eligible to receive awards or grants under the Plan during their tenure on the Committee.

                  Options and Restricted Stock may be granted only to Employees; provided, however, that Directors who are not also full-time employees shall not be eligible to receive Incentive Stock Options. An Employee who has been granted an Option or Restricted Stock may be granted additional Options and Restricted Stock.

5. STOCK SUBJECT TO THE PLAN. There is hereby reserved for issuance upon the exercise of Options granted under the Plan or the award of Restricted Stock under the Plan an aggregate of 6,000,000 shares of Common Stock. If an Option granted under the Plan expires or terminates for any reason without having been fully exercised or if shares of Restricted Stock granted under the Plan are forfeited, the unpurchased shares of Common Stock which had been subject to such Option at the time of its expiration or termination or the forfeited shares of Restricted Stock, as the case may be, shall become available for awards by the Committee of other Options or Restricted Stock under the Plan. The total number of shares of Common Stock available to grant to any one Optionee will not exceed 20% of the total shares subject to grant.

6.       OPTIONS.

         a) Each Option grant shall be evidenced by an Agreement, which shall indicate whether the Option is intended to be a Nonstatutory Stock Option or an Incentive Stock Option.

         b) The Option Price shall be determined by the Committee, but in no event shall the Option Price be less than the greater of the Fair Market Value of the Common Stock determined as of the Date of Grant or the par value of the Common Stock.

         c) The Option Period shall be determined by the Committee and specifically set forth in the Agreement; provided, however, than an Option shall not be exercisable after ten years from the Date of Grant.

         d) To the extent that the aggregate fair market value (determined on the date the Option is granted) of Common Stock with respect to which an Incentive Stock Option is exercisable for the first time by any Optionee during any calendar year exceeds $100,000, such Option shall be treated as a Nonstatutory Stock Option.

         e) All Incentive Stock Options granted under the Plan shall comply with the provisions of the Code governing incentive stock options, and with all other applicable rules and regulations.

         f) The Committee may permit the Optionee to defer the issue or transfer of Common Stock which would otherwise be issued or transferred to such Optionee upon exercise of the Option. Such deferral shall be at a time, in an amount, and in a manner that is in accordance with the terms and conditions established by the Committee.

7. EXERCISE OF OPTIONS. An Option shall, subject to the provisions of the Agreement under which it was granted, be exercised in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied by full payment for the Common Stock with respect to which the Option is exercised.

8. NONTRANSFERABILITY. Incentive Stock Options granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution. Nonstatutory Stock Options granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution, except as provided by the Committee and specified in the Agreement.

9. DEATH OF OPTIONEE. Upon the death of an Optionee, any Option exercisable on the date of death may be exercised by the Optionee's estate or by a person who acquires the legal right to exercise such Option by bequest or inheritance or otherwise, provided that such exercise occurs within one year following date of death and within the remaining Option Period. The provisions of this Section shall apply notwithstanding the fact that the Optionee's employment may have terminated prior to death, but only to the extent of any Options exercisable on the date of death.

10. RETIREMENT, DISABILITY, AND OTHER TERMINATION. Notwithstanding the designation of an Option in an Agreement as an Incentive Stock Option, the tax treatment available pursuant to Section 422 of the Code upon the exercise of an Incentive Stock Option is not available to an Optionee who exercises any Incentive

         Option more than (i) 12 months after the date of termination of employment due to permanent disability or (ii) three months after the date of termination of employment due to retirement or for other reasons.

11. RESTRICTED STOCK AWARDS. Restricted Stock awards under the Plan shall consist of shares of Common Stock granted to an Employee that are restricted against transfer, subject to forfeiture, and subject to other terms and conditions intended to further the purpose of the Plan as determined by the Committee. Restricted Stock awards shall be evidenced by Agreements containing provisions setting forth the terms and conditions governing such awards. Each such Agreement must contain the following:

         a) prohibitions against the sale, assignment, transfer, exchange, pledge, hypothecation, or other encumbrance of (i) the shares awarded as Restricted Stock, (ii) the right to vote such shares, and (iii) the right to receive dividends thereon during the restriction period applicable to such shares; provided, however, that the Optionee shall have all the other rights of a stockholder including, but not limited to, the right to receive dividends and the right to vote such shares;

         b) at least one term, condition, or restriction constituting a "substantial risk of forfeitures" as defined in Section 83(c) of the Code;

         c) such other terms, conditions, and restrictions as the Committee in its discretion chooses to apply to the stock (including, without limitation) provisions creating additional substantial risks of forfeiture);

         d) a requirement that each certificate representing shares of Restricted Stock shall be deposited with the Company, or its designee, and shall bear the following legend:

                           This certificate and shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in the Union Planters Corporation 1992 Stock Incentive Plan and an Agreement entered into between the registered owner and Union Planters Corporation. Release from such terms and conditions shall be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file in the office of the Treasurer of Union Planters Corporation.

         e) the applicable period or periods of any terms, conditions, or restrictions applicable to the Restricted Stock; provided, however, that the Committee in its discretion may accelerate the expiration of the applicable restriction period with respect to any part or all of the shares awarded to an Optionee; and

         f) the terms and conditions upon which any restrictions upon shares of Restricted Stock awarded shall lapse and new certificates free of the foregoing legend shall be issued to the Optionee or his legal representative.

                           The Committee may include in an Agreement that in the
                  event of an Optionee's termination of employment for any reason prior to the lapse of restrictions, all shares of Restricted Stock shall be forfeited by such Optionee to the Company without payment of any consideration by the Company, and neither the Optionee nor any successors, heirs, assigns, or personal representatives of such Optionee shall thereafter have any further rights or interest in such shares or certificates.



12. WITHHOLDING TAXES. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the Optionee to remit to the Company cash or Common Stock in an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Alternatively, the Company may issue or transfer such shares of Common Stock net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of Common Stock shall be valued on the date the withholding obligation is incurred. All Optionees shall have the right under the Plan to elect to pay withholding taxes in cash, to have shares of Common Stock withheld, or to deliver previously owned shares to satisfy withholding tax requirements upon the exercise of an Option granted under the Plan or upon the acquisition of Restricted Stock free of prior restrictions.

13. CAPITAL ADJUSTMENTS. The number and class of shares subject to each outstanding Option or Restricted Stock grant, the Option Price, and the aggregate number and class of shares for which awards thereafter may be made shall be subject to such adjustment, if any, as the Committee in its discretion deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations, or reorganizations of or by the Company; provided, however, that any such adjustment shall not materially increase the benefits accruing to Plan participants.

14. TERMINATION OR AMENDMENT. The Board shall have the power to terminate the Plan and to amend it in any respect, provided, however, that after the Plan has been approved by the stockholders of the Company, no amendment of the Plan shall be made by the Board without approval of the Company's stockholders to the extent stockholder approval of such amendment is required by applicable law or regulation or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is then listed or quoted. Unless required by applicable law or governmental regulations, no termination or amendment of the Plan shall adversely affect the rights or obligations of the holder of any Option or Restricted Stock granted under the Plan without his consent.

15. MODIFICATION, EXTENSION, RENEWAL AND SUBSTITUTION OF OPTIONS. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend, or renew outstanding Options granted under the Plan. Notwithstanding the foregoing, however, no modification of an Option under the Plan shall, without the consent of the Optionee, alter or impair any of such Optionee's rights or obligations, unless required by applicable law or governmental regulations. Anything contained herein to the contrary notwithstanding, Options may, at the discretion of the Committee, be granted under this Plan in substitution for options to purchase shares of capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or a Subsidiary. The terms and conditions of the substitute options so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee may deem appropriate in order to conform, in whole or in part, to the provisions of the options in substitution for which such Options are granted. Such Options shall not be counted toward the (20%) share limit set forth in the last sentence in Section 5, except to the extent it is determined by the Committee that counting such Options is required in order for the grants of such Options hereunder to be eligible to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code and the rules and regulations thereunder.

16. EFFECTIVENESS OF THE PLAN. Following adoption by the Board, the Plan shall take effect on the date approved by the stockholders of the Company. Notwithstanding any provision to the contrary, all Options and Restricted Stock shall be without force or effect unless the Plan shall have been approved by the stockholders of the Company. Any Plan amendments which require stockholder approval pursuant to Section 14 are subject to approval by vote of the stockholders of the Company within 12 months after their adoption by the Board. Subject to such approval, any such amendments shall be effective on the date on which they are adopted by the Board. Options and Restricted Stock which are dependent upon stockholder approval of a Plan amendment may be granted prior to such approval, but shall be subject to such approval. The date on which any Option or Restricted Stock grant dependent upon stockholder approval of a Plan amendment is effective shall be the Date of Grant for all purposes as if the Option or Restricted Stock grant had not been subject to such approval; however, no Option or Restricted Stock granted may be exercised prior to such stockholder approval.

17.      TERM OF THE PLAN. Unless sooner terminated by the Board pursuant to
         Section 14, the Plan shall terminate on the date ten years after its adoption by the Board, and no Options or Restricted Stock may be granted after termination. The termination shall not affect the validity of any Option or Restricted Stock outstanding on the date of termination.

18. INDEMNIFICATION OF COMMITTEE. In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option or Restricted Stock granted or awarded hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

19.      GENERAL PROVISIONS.

         a) The establishment of the Plan shall not confer upon any Employee any legal or equitable right against the Company or the Committee except as expressly provided in the Plan.

         b) The Plan does not constitute inducement or consideration for the employment of any Employee, nor is it a contract between the Company and any Employee. Participation in the Plan shall not give any Employee any right to be retained in the employ of the Company. The Company retains the right to hire and discharge any Employee at any time, with or without cause, as if the Plan had never been adopted.

         c) The interests of any Employee under the Plan are not subject to the claims of creditors and may not in any way be assigned, alienated, or encumbered.

         d) The Plan shall be governed, construed, and administered in accordance with the laws of the state of Tennessee and in accordance with the intention of the Company that Incentive Stock Options granted under the Plan qualify as such under
                  Section 422 of the Code, and that Options granted under the Plan to Officers and Directors who are subject to Section 16 of the Exchange Act qualify as exempt transactions under Exchange Act Rule 16b-3.

         e) Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or
                  (iii) an agreement by the Optionee with respect to the disposition of shares of Common Stock is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of shares of Common Stock thereunder, such award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.



ORIGINAL PLAN APPROVAL:                    AMENDMENT NO. 1 APPROVAL:
Board of Directors - February 20, 1992     Board of Directors - October 17, 1996
Shareholders       - April 23, 1992        Shareholders       -

                                                                     APPENDIX A


PROXY FOR ANNUAL MEETING OF SHAREHOLDERS UNION PLANTERS CORPORATION
KNOW ALL MEN BY THESE PRESENTS, that I, the undersigned shareholder of Union Planters Corporation, do hereby nominate, constitute and appoint JOHN H. HEMBREE, JAMES F. SPRINGFIELD, and TIMMONS L. TREADWELL, III, or either one or any of them, my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead, to vote all of the Common Stock of said Corporation standing in my name on its books at the close of business on February 18, 1997 at the Annual Meeting of Shareholders thereof, to be held at the Union Planters Administrative Center, Assembly Room C, Lake Level, 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, on April 17, 1997 at 10 a.m., and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows:

1. ELECTION OF DIRECTORS.                [ ]FOR THE NOMINEES LISTED BELOW         [ ] WITHHOLD AUTHORITY TO VOTE FOR ALL
                                         (EXCEPT AS MARKED TO THE CONTRARY BELOW)   NOMINEES LISTED BELOW


(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

             CLASS I                  CLASS II         CLASS III
M. E. Bruce        D. F. Schuppe    E. H. Bailey   P. S. Lewis, Jr.
J. E. Harwood      S. L. Wilson
S. D. Overton

2. RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS THE INDEPENDENT ACCOUNTANTS AND AUDITORS OF THE CORPORATION.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

3. A PROPOSAL TO APPROVE AMENDMENTS TO THE 1992 STOCK INCENTIVE PLAN.

                  [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

IN RESPECT OF OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, THIS PROXY SHALL BE VOTED AS THE BOARD OF DIRECTORS MAY RECOMMEND.

                                     (over)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3. IF OTHER MATTERS PROPERLY COME BEFORE SAID MEETING, OR IF ANY NOMINEE FOR DIRECTOR BECOMES UNAVAILABLE FOR ELECTION, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, AND 3.

NOTE: PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE.

                                                 DATED:                   , 1997
                                                        ------------------------

                                                 -------------------------------
                                                   SIGNATURE OF SHAREHOLDER(S)

                                                 -------------------------------
                                                   SIGNATURE OF SHAREHOLDER(S)